Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-213645

Relating to the Preliminary Prospectus Supplement dated August 8, 2018

(to Prospectus dated September 15, 2016)

$3,000,000,000

Starbucks Corporation

$1,250,000,000 3.800% Senior Notes due 2025

$750,000,000 4.000% Senior Notes due 2028

$1,000,000,000 4.500% Senior Notes due 2048

Pricing Term Sheet

August 8, 2018

Issuer:	Starbucks Corporation

Ratings (Moody’s/S&P/Fitch):*	Baa1 (Negative Outlook) / BBB+ (Stable Outlook) / BBB+ (Stable Outlook)

Format:	SEC Registered

Ranking:	Senior Unsecured

Trade Date:	August 8, 2018

Settlement Date:	August 10, 2018 (T+2)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Wells Fargo Securities, LLC Goldman Sachs & Co. LLC Scotia Capital (USA) Inc.

Co-Managers:	Fifth Third Securities, Inc. HSBC Securities (USA) Inc. Rabo Securities USA, Inc. SunTrust Robinson Humphrey, Inc. Academy Securities, Inc. Drexel Hamilton, LLC

Title:	3.800% Senior Notes due 2025 (the “2025 notes”)	4.000% Senior Notes due 2028 (the “2028 notes”)	4.500% Senior Notes due 2048 (the “2048 notes”)

Principal Amount:	$1,250,000,000	$750,000,000	$1,000,000,000

Maturity Date:	August 15, 2025	November 15, 2028	November 15, 2048

Interest Payment Dates:	February 15 and August 15, beginning February 15, 2019	May 15 and November 15, beginning November 15, 2018	May 15 and November 15, beginning November 15, 2018

Interest Payment Record Dates:	February 1 and August 1	May 1 and November 1	May 1 and November 1

Benchmark Treasury:	UST 2.875% due July 31, 2025	UST 2.875% due May 15, 2028	UST 3.000% due February 15, 2048

Benchmark Treasury Price/Yield:	99-24; 2.915%	99-08; 2.964%	97-26; 3.114%

Spread to Benchmark Treasury:	+90 basis points	+105 basis points	+145 basis points

Yield to Maturity:	3.815%	4.014%	4.564%

Coupon (Interest Rate):	3.800% per annum	4.000% per annum	4.500% per annum

Price to Public (Issue Price):	99.908%	99.888%	98.962%

Optional Redemption:	The 2025 notes will be redeemable at the Issuer’s option at any time prior to June 15, 2025 (two months prior to their August 15, 2025 maturity date), in whole at any time or in part from time to time, at a redemption price equal to (A) the greater of (i) 100% of the aggregate principal amount of the 2025 notes to be redeemed and (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the 2025 notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 15 basis points, plus (B) accrued and unpaid interest on the 2025 notes being redeemed to the redemption date.	The 2028 notes will be redeemable at the Issuer’s option at any time prior to August 15, 2028 (three months prior to their November 15, 2028 maturity date), in whole at any time or in part from time to time, at a redemption price equal to (A) the greater of (i) 100% of the aggregate principal amount of the 2028 notes to be redeemed and (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the 2028 notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 20 basis points, plus (B) accrued and unpaid interest on the 2028 notes being redeemed to the redemption date.	The 2048 notes will be redeemable at the Issuer’s option at any time prior to May 15, 2048 (six months prior to their November 15, 2048 maturity date), in whole at any time or in part from time to time, at a redemption price equal to (A) the greater of (i) 100% of the aggregate principal amount of the 2048 notes to be redeemed and (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the 2048 notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 25 basis points, plus (B) accrued and unpaid interest on the 2048 notes being redeemed to the redemption date.

At any time on and after June 15, 2025 (two months prior to their August 15, 2025 maturity date), the Issuer may redeem some or all of the 2025 notes, at a redemption price equal to 100% of the principal amount of the 2025 notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

At any time on and after August 15, 2028 (three months prior to their November 15, 2028 maturity date), the Issuer may redeem some or all of the 2028 notes, at a redemption price equal to 100% of the principal amount of the 2028 notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

At any time on and after May 15, 2048 (six months prior to their November 15, 2048 maturity date), the Issuer may redeem some or all of the 2048 notes, at a redemption price equal to 100% of the principal amount of the 2048 notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Change of Control Repurchase:	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a below investment grade rating of the 2025 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2025 notes, to make an offer to purchase the 2025 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a below investment grade rating of the 2028 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2028 notes, to make an offer to purchase the 2028 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a below investment grade rating of the 2048 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2048 notes, to make an offer to purchase the 2048 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

CUSIP/ISIN:	855244AQ2 / US855244AQ29	855244AR0 / US855244AR02	855244AS8 / US855244AS84

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

The Issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146; J.P. Morgan Securities LLC collect at (212) 834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322; or Morgan Stanley & Co. LLC toll-free at (866) 718-1649.